Exhibit 10.1

AMERICAN ELECTRIC POWER COMPANY, INC.
SENIOR OFFICER INCENTIVE PLAN

ARTICLE I
INTRODUCTION AND PURPOSE

American Electric Power Company, Inc. previously adopted the American Electric Power System Senior Officer Annual Incentive Compensation Plan (the “Incentive Plan”) effective January 1, 1997. This document amends and restates the Incentive Plan effective as of December 13, 2006 (the date approved by the Board of Directors of the Company) (the “Effective Date”). Any changes made to the Incentive Plan by this document shall not affect Awards granted prior to the Effective Date. Grants of Awards under the Incentive Plan, as amended hereby, may be made on or after the Effective Date.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a) “Award” means an incentive award, which entitles a Participant to receive a payment from the Company or a Subsidiary pursuant to Article IV, subject to such terms and conditions as the Committee may prescribe.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

(d) “Committee” means the Human Resources Committee of the Board or such other committee or subcommittee as may be designated by the Board to oversee the Company’s executive compensation; provided that any such Committee shall consist of two or more persons, each of whom is an “outside director” within the meaning of Code Section 162(m).

(e) “Company” means American Electric Power Company, Inc., a New York corporation.

(f) “Covered Employee” means a Participant who the Committee determines meets the definition of a Covered Employee as defined in Code Section 162(m)(3).

(g) “Effective Date” is defined in Article I.

(h) “Fair Market Value” means, on any given date, the closing price of a share of common stock of the Company as reported on the New York Stock Exchange composite tape on such date, or if such common stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that such common stock was traded on such exchange, all as reported by such source as the Committee may select.

(i) “Participant” means a corporate officer of the Company or of a Subsidiary who is granted an Award by the Committee.

(j) “Performance-Based Compensation” means an Award that is intended to constitute “remuneration payable solely on account of the attainment of one or more or performance goals” or “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(k) “Performance Objective” is defined in Section 4.2.

(l) “Performance Period” is defined in Section 4.2.

(m) “Plan” means the American Electric Power System Senior Officer Incentive Plan, as set forth herein and as amended from time to time.

(n) “Subsidiary” means any corporation (other than the Company), limited liability company, partnership or other business organization of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE III
ELIGIBILITY

Awards may be granted to any Participant from time to time by the Committee. The Committee shall determine the terms, conditions, and limitations applicable to each Award consistent with the Plan. Designation by the Committee as a Participant for an Award in one period shall not confer on such Participant the right to participate in the Plan for any other period.
ARTICLE IV
INCENTIVE AWARDS
Section 4.1.    General.

(a) Awards may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time an Award is made, shall specify the terms and conditions which govern the Award, which terms and conditions shall prescribe that the Award shall be earned only upon, and to the extent that, Performance Objectives as described in Section 4.2, are satisfied within a designated time.

(b) Different terms and conditions may be established by the Committee for different Awards and for different Participants with respect to the same or different Performance Periods.

Section 4.2.    Performance Objectives. The vesting and payment of Awards shall be contingent upon the degree of attainment of such performance goal(s) (the “Performance Objectives”) over such period (the “Performance Period”) as shall be specified by the Committee at the time the Award is granted. Performance Objectives will be established prior to or within the first ninety (90) days of each Performance Period (or within the first 25% of the Performance Period, if the Performance Period is shorter than 360 days).

The criteria for developing the Performance Objectives upon which payment or vesting of an Award intended to qualify for the exemption under Code Section 162(m) may be based shall be limited to one or more of the following, as determined by the Committee: (i) earnings measures: primary earnings per share; fully diluted earnings per share; net income; pre-tax income; operating income; earnings before interest, taxes, depreciation and amortization; net operating profits after taxes; income before income taxes, minority interest and equity earnings; income before discontinued operations, extraordinary items and cumulative effect of accounting changes, or any combination thereof; (ii) expense control: operations & maintenance expense; total expenditures; expense ratios; and expense reduction; (iii) customer measures: customer satisfaction; service cost; service levels; responsiveness; bad debt collections or losses; and reliability—such as outage frequency, outage duration, and frequency of momentary outages; (iv) safety measures: recordable case rate; severity rate; and vehicle accident rate; (v) diversity measures: minority placement rate and utilization; (vi) environmental measures: emissions; project completion milestones; regulatory/legislative/cost recovery goals; and notices of violation; (vii) revenue measures: revenue and margin; (viii) shareholder return measures: total shareholder return; economic value added; cumulative shareholder value added; return on equity; return on capital; return on assets; dividend payout ratio and cash flow(s)—such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof; (ix) valuation measures: stock price increase; price to book value ratio; and price to earnings ratio; (x) capital and risk measures: debt to equity ratio and dividend payout as percentage of net income; (xi) employee satisfaction; (xii) project measures: completion of key milestones; (xiii) production measures: generating capacity factor; performance against the Institute of Nuclear Power Operation index; generating equivalent availability; heat rates and production cost. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., earnings growth), or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Performance Objectives may relate to attainment of specified objectives by the Participant or by the Company or one or more Subsidiaries, including a division or a department of the Company or of one or more Subsidiaries.

Section 4.3.    Payment of Awards. An Award shall not become payable unless, after the expiration of the Performance Period, the Committee has certified either that the Performance Objectives with respect to such Award have been satisfied or the level of attainment of each Performance Objective. Unless otherwise expressly stated in the terms and conditions of a particular Award, the Committee retains the power, authority and discretion to reduce or eliminate, but not to increase, the amount calculated as payable under the terms of any Award in order to reflect other performance criteria. Payment of such Awards that have been certified shall be made to Participants in a single lump sum in cash at such time determined by the Committee, and generally no later than two and one-half months after the end of the Performance Period; provided that unless otherwise clearly specified in the terms and conditions of a particular Award, payment shall be made no later than 2-1/2 months after the end of the calendar year during which the Award became vested, or as soon as practical thereafter. In no event shall any Participant receive an Award payment or payments in any fiscal year that exceeds the lesser of (i) $6,000,000 or (ii) 400% of the Participant’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the Award.

ARTICLE V
ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power and discretion to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under applicable law. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

ARTICLE VI
AMENDMENT AND TERMINATION

Section 6.1.    Amendment of Plan. The Company has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate; provided, however, that any such amendment which requires approval of the Company’s shareholders in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m) (4)(C) shall not be made without such approval.

Section 6.2.    Termination of Plan. The Company expressly reserves the right, at any time, to suspend or terminate the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate, including, without limitation, suspension or termination as to any Subsidiary, Employee, or class of Employees.

Section 6.3.    Procedure for Amendment or Termination. Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Committee and shall not require the approval or consent of any Subsidiary or Participant to be effective to the extent permitted by law. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law.

ARTICLE VII
MISCELLANEOUS

Section 7.1.    Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to such eligible Employee or to eligible Employees generally. Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee any right to continue in the employ or service of the Company or any Subsidiary or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or service of such person with or without cause.

Section 7.2.    Unfunded Status. The Plan shall be unfunded. Neither the Company, any Subsidiary, the Committee, nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

Section 7.3.    Limits on Liability. Any liability of the Company or any Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan. Neither the Company nor any Subsidiary nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Board and the Committee from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for such actions or inactions which are not in good faith or which constitute willful misconduct.

Section 7.4.    Interpretation. Unless otherwise expressly stated by the Committee with respect to an Award, each Award granted to a Covered Employee under the Plan is intended to (i) be Performance-Based Compensation that is fully deductible by the Company for federal income taxes and not subject to the deduction limitation of Section 162(m) of the Code and (ii) comply with the requirements of Code Section 409A (including by reason of being exempt from the application of Code Section 409A), and the Plan shall be construed or deemed amended to the extent possible to conform any Award to effect such intent. The Committee shall not have any discretion to determine that an Award will be paid to a Covered Employee if the Performance Objective for such Award is not attained.

Section 7.5.    Tax Withholding. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state or local taxes or such other amounts as may be required by applicable law.

Section 7.6.    Nontransferability of Benefits. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

Section 7.7.    Governing Law. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

ARTICLE VIII
EFFECTIVE DATE; DURATION OF THE PLAN

The Plan shall be effective as of the Effective Date. Notwithstanding any provision of this Plan to the contrary, this Plan shall be subject to approval by a vote of the shareholders of the Company at its 2007 annual meeting, and such shareholder approval shall be a pre-condition to the right of any Participant to receive any benefits pursuant to an Award made under this Plan on or after the Effective Date.